Exhibit 3.2

REALTY INCOME CORPORATION

ARTICLES SUPPLEMENTARY

                Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

                FIRST:   Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article VI of the charter of the Company, as supplemented, including the Articles Supplementary accepted for record by the SDAT on May 24, 2004 (the “Charter”) and Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors and a duly authorized committee thereof (the “Committee”) have, by resolutions duly adopted, classified and designated 1,100,000 shares of authorized but unissued preferred stock of the Company, $1.00 par value per share, as additional shares (the “Additional Class D Preferred Stock”) of 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Class D Preferred Stock”), with the same preferences, conversion and other rights, voting powers, restrictions, dividend rights, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter (including the Articles Supplementary accepted for record by the SDAT on May 24, 2004) with respect to the existing Class D Preferred Stock.

                SECOND:  The Additional Class D Preferred Stock had been classified and designated by the Board of Directors and the Committee under the authority contained in the Charter.  After giving effect to the classification and designation of the Additional Class D Preferred Stock as set forth herein, the total number of shares of Class D Preferred Stock that the Corporation has authority to issue is 5,300,000 shares.

                THIRD:  These Articles Supplementary have been approved by the Board of Directors and the Committee in the manner and by the vote required by law.

                FOURTH:  The undersigned Vice President, Controller of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President, Controller and, pursuant to authority granted by resolution of the Board of Directors of the Corporation, attested to by its Vice President, Corporate Communications on this 18th day of October, 2004.

ATTEST:	REALTY INCOME CORPORATION

/s/ Tere Miller	By:	/s/ Greg Fahey -	(SEAL)
Tere Miller		Greg Fahey
Vice President, Corporate Communications		Vice President, Controller